Exhibit 99.1

AGREEMENT

This Agreement (this “Agreement”) is entered into as of October 7, 2010, by and among Baker Street Capital L.P., a Delaware limited partnership (“BSC LP”), Baker Street Capital Management, LLC, a California limited liability company and the general partner of BSC LP (“Baker Street Capital Management”), and Vadim Perelman, an individual and the managing member of Baker Street Capital Management (“Perelman”, together with BSC LP, Baker Street Capital Management and any other persons or entities with which any of them may constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all their respective Affiliates and Associates are hereinafter referred to as the “Baker Street Group”), and Hollywood Media Corp., a Florida corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, on September 30, 2010, the Baker Street Group filed a Schedule 13D with the U.S. Securities and Exchange Commission (“SEC”) first disclosing that it was the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) as of September 29, 2010, of 5,196,676 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), representing approximately 16.7% of the Common Stock then outstanding;

WHEREAS, the Company and American Stock Transfer & Trust Company are parties to an Amended and Restated Rights Agreement, dated as of August 23, 1996, as amended by Amendment No. 1 dated as of December 9, 2002 and Amendment No. 2 dated as of September 1, 2006 (as so amended, the “Rights Agreement”);

WHEREAS, Section 1(a) of the Rights Agreement generally provides that any Person which, together with all of such Person’s Affiliates and Associates, is the Beneficial Owner of 15% or more of the then outstanding Voting Stock of the Company shall be deemed an “Acquiring Person” unless the Board of Directors of the Company (the “Board”) determines in good faith that such Person became the Beneficial Owner of 15% or more of the then outstanding Voting Stock inadvertently, and such Person divests as promptly as practicable (as determined in good faith by the Board) a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person”;

WHEREAS, the Baker Street Group has advised the Company that on September 29, 2010, the Baker Street Group inadvertently acquired Beneficial Ownership of 15% or more of the Voting Stock outstanding and that it will divest itself, as promptly as practicable, of a sufficient number of shares of Common Stock so that it Beneficially Owns less than 15% of the Voting Stock outstanding;

WHEREAS, the parties hereto desire to enter into this Agreement to support a good faith determination by the Board, in accordance with the last sentence of Section 1(a) of the Rights Agreement, that the Baker Street Group will not be deemed an “Acquiring Person” for purposes of the Rights Agreement as a result of the Baker Street Group’s September 29, 2010 acquisition of shares of Common Stock;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Agreement, the parties hereby agree as follows:

1.           Representations and Warranties of the Baker Street Group.  The Baker Street Group represents and warrants to the Company that: (a) the Baker Street Group is the Beneficial Owner of 5,196,676 shares of Common Stock (the “Owned Shares”) as of the date hereof; (b) other than the Owned Shares, the Baker Street Group does not Beneficially Own any Voting Stock; (c) the Baker Street Group inadvertently became the Beneficial Owner of 15% or more of the Voting Stock then outstanding as a result of its acquisition of shares of Common Stock on September 29, 2010, and it was then unaware of the applicability of the Rights Agreement; (d) the Owned Shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect; and (e) this Agreement has been duly and validly executed and delivered by each of BSC LP, Baker Street Capital Management and Perelman and (assuming the due execution and delivery thereof by the Company) constitutes the legal, valid and binding obligation of each of BSC LP, Baker Street Capital Management and Perelman, enforceable against each of them in accordance with its terms.

2.           Term.  The term (the “Term”) of this Agreement shall commence on the date hereof and shall continue until the date on which the Baker Street Group Beneficially Owns less than 15% of the Voting Stock then outstanding.

3.           Required Divestiture.  The Baker Street Group shall divest a sufficient number of shares of Common Stock so that the Baker Street Group is the Beneficial Owner of less than 15% of the outstanding Voting Stock by no later than the six month anniversary of the date of this Agreement.

4.           Voting and Standstill Provisions.

(a)           Restrictions on Voting. During the Term of this Agreement, the Baker Street Group agrees that all of the Voting Stock Beneficially Owned by the Baker Street Group in excess of 14.99% of the Voting Stock then outstanding shall be voted by the Baker Street Group either (i) in proportion to the votes cast by all holders of Voting Stock other than the Baker Street Group or (ii) in accordance with the recommendation of the Board. At the Company’s request, the Baker Street Group shall provide the Company with evidence of the Baker Street Group’s compliance with this Section 4(a).

(b)           Restrictions on Certain Actions by the Baker Street Group. During the Term of this Agreement, the Baker Street Group covenants that it will not, and will cause each of its Affiliates and Associates not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used in Section 13(d)(3) of the Exchange Act), directly or indirectly:

(i)	acquire, offer to acquire or agree to acquire, by purchase, exchange or otherwise, Beneficial Ownership of any Voting Stock;

(ii)
make, or in any way participate in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Securities Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any Voting Stock or become a “participant” in any “solicitation in opposition” (as such terms are defined or used in Rule 14a-6 and Item 4 of Rule 14a-101 under the Exchange Act) with respect to the Company;

(iii)
form, join, encourage or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Stock (other than a “group” that includes all or some lesser number of the persons identified as part of the Baker Street Group, but does not include any other members who are not currently identified as members of the Baker Street Group as of the date hereof);

(iv)	deposit any Voting Stock into a voting trust or, other than as set forth in this Agreement, subject any such Voting Stock to any arrangement or agreement with respect to the voting thereof;

(v)
initiate, propose or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other person to initiate any shareholder proposal;

(vi)	nominate any person as a director who is not nominated by the then incumbent Board, seek to place a representative on the Board or seek the removal of any member of the Board;

(vii)	act to seek or control, disrupt or influence the management, policies, or affairs of the Company;

(viii)	advise, assist or encourage any third party to do any of the foregoing; or

(ix)	make any public disclosure, or take any action that might result in the Company having to make a public announcement regarding any of the foregoing.

5.           SEC Compliance.  The Baker Street Group covenants that (a) it will comply with all of the applicable reporting obligations under Sections 13 and 16 of the Exchange Act and the rules promulgated thereunder, including promptly amending its Schedule 13D for entering into this Agreement and (b) it will comply with the conditions of Rule 144 promulgated under the Securities Act of 1933, as amended, to the extent, and if applicable, and for so long as such provisions are applicable to the Baker Street Group.

6.           Specific Performance.  The Baker Street Group acknowledges and agrees that the Company would be irreparably injured if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Therefore, the Baker Street Group agrees that the Company will be entitled to injunctive relief or other equitable remedies to prevent breaches or threatened breaches of this Agreement and to enforce specifically its provisions, without proof of actual damages, and the Baker Street Group further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for the Baker Street Group’s breach or threatened breach of this Agreement, but shall be in addition to any other remedy to which the Company may be entitled at law or in equity.

7.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated by such parties and may be amended only by an agreement in writing executed by both parties.

8.           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.           Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

10.           Notices.  All notice, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, facsimile transmission or air courier guaranteeing overnight delivery:

(a)	if to the Company, to:

Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, Florida 33431
Attention: Mitchell Rubenstein
Facsimile: (561) 998-2974

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Richard Levine & Raymond Gietz
Facsimile: (212) 310-8007

(b) if to the Baker Street Group, to

Baker Street Capital Management, LLC
12026 Wilshire Blvd., Unit 502
Los Angeles, California 90025
Attention: Vadim Perelman
Facsimile: (310) 733-5695

with a copy (which shall not constitute notice) to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steve Wolosky
Facsimile: (212) 451-2222

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

11.           Successors and Assigns.  This Agreement shall inure to the benefit of any successor or assign of the Company.

12.           Florida Contract.  This Agreement shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BAKER STREET CAPITAL L.P.

By:	Baker Street Capital Management, LLC, its general partner

	By:	Vadim Perelman, its managing member

/s/ Vadim Perelman
Vadim Perelman

BAKER STREET CAPITAL MANAGEMENT, LLC

By:	/s/ Vadim Perelman
	Name:	Vadim Perelman
	Title:	Managing Member

VADIM PERELMAN

/s/ Vadim Perelman
Vadim Perelman

HOLLYWOOD MEDIA CORP.

By:	/s/ Mitchell Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Chief Executive Officer